Exhibit (a)(5)(JJ)

Election Form to Tender Shares of Common Stock

of

BLUEBIRD BIO, INC.

in exchange for either

(x) $3.00 in cash per share, plus one contingent value right per share representing the right to receive a contingent payment of $6.84 in cash upon the achievement of a specified milestone

or

(y) $5.00 in cash per share

by

BEACON MERGER SUB, INC., a wholly-owned subsidiary of

BEACON MIDCO, INC., a wholly-owned subsidiary of

BEACON PARENT HOLDINGS, L.P., whose general partner is

BEACON GENERAL PARTNER, LLC, an affiliate of

CARLYLE PARTNERS GROWTH, L.P.,

SK CAPITAL PARTNERS VI-A, L.P. and SK CAPITAL PARTNERS VI-B, L.P.

You have received this Election Form in connection with the offer (the “Offer”) by Beacon Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and an indirect wholly owned subsidiary of Beacon Parent Holdings, L.P. (“Parent”), a Delaware limited partnership, to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of bluebird bio, Inc., a Delaware corporation (“bluebird”), in exchange for, at the election of the holder of such Share, either (but not both):

(x)(i) $3.00 in cash per Share on the terms and subject to the conditions set forth in the Offer to Purchase, dated March 7, 2025 (as amended and restated on May 14, 2025, and as it may be further amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) plus (ii) one contingent value right (each, a “CVR”) per Share, subject to and in accordance with the terms and conditions set forth in the Contingent Value Rights Agreement that will be entered into by and among Parent, a rights agent mutually agreeable to Parent and bluebird, and, solely for certain purposes, the Surviving Corporation (as defined in the Offer to Purchase) (the “CVR Agreement”), representing the right to receive one contingent payment of $6.84 in cash (each, a “CVR”), subject to any applicable withholding taxes and without interest thereon, payable upon the achievement of the specified milestone set forth in, and subject to the terms and conditions of the CVR Agreement and the Offer to Purchase (the “Cash and CVR Consideration”); or

(y) $5.00 in cash per Share on the terms and subject to the conditions set forth in the Offer to Purchase (the “All-Cash Consideration”).

Our records indicate that you currently hold Shares in your Shareworks Stock Plan Account. Please confirm your name in the space below, and indicate how many of your Shares you wish to tender in the Offer and whether you elect to tender your shares in exchange for the Cash and CVR Consideration, the All-Cash Consideration or a combination of each. If you would like to tender all of your shares in a certain category to one form of consideration, please check the applicable box and all shares in that column will be deemed tendered towards that form of consideration.

Please complete this form no later than 3:00 p.m. Eastern Time on May 27, 2025.

Name of Holder	Numbers of Shares Currently Held at Shareworks

	Bluebird – Employee Purchase Plan	Vested Restricted Awards	Employee Purchase Plan
	[ • ]	[ • ]	[ • ]
Numbers of Shares to be Tendered in Exchange for the Cash and CVR Consideration ($3.00 per Share plus one CVR per Share)
	Bluebird – Employee Purchase Plan	Vested Restricted Awards	Employee Purchase Plan
	☐ Other:	☐ Other:	☐ Other:
Numbers of Shares to be Tendered in Exchange for the All-Cash Consideration ($5.00 per Share)
	Bluebird – Employee Purchase Plan	Vested Restricted Awards	Employee Purchase Plan
	☐ Other:	☐ Other:	☐ Other:

You cannot tender more Shares than you currently hold in your Shareworks Stock Plan Account. If you indicate that you wish to tender a greater number of Shares than you currently hold in your Shareworks Stock Plan Account, you will be deemed to have elected to tender all of the Shares you currently hold, and any excess shares will be reduced on a pro rata basis relative to the number of Shares you indicated for each election.

Additional Information and Where to Find It

This communication is not an offer to buy nor a solicitation of an offer to sell any securities of bluebird. The solicitation and the offer to buy shares of bluebird’s common stock is being made pursuant to a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of election and transmittal and other related materials, that were filed by Parent and Merger Sub with the SEC on March 7, 2025, as amended. In addition, bluebird has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on March 7, 2025, as amended. The tender offer materials and the Solicitation/Recommendation statement, as they may be amended from time to time, contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. Investors may obtain a free copy of these materials and other documents filed by Parent, Merger Sub and bluebird with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, copies of these materials and other documents by calling Innisfree M&A Incorporated, the information agent for the offer, toll-free at (877) 825-8793 for stockholders or by calling collect at (212) 750-5833 for banks or brokers.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 OF BLUEBIRD AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

[Signature Page Follows]

Acknowledged and agreed:

[Name]

(Signature Page to Tender Election Form)